                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): October 1, 2002

                            LNR PROPERTY CORPORATION
             (Exact name of Registrant as Specified in its Charter)

       Delaware                      1-3223                   65-0777234
   (State or Other                (Commission               (IRS Employer
   Jurisdiction of                File Number)          Identification Number)
    Incorporation)

                           760 Northwest 107th Avenue
                              Miami, Florida 33172
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (305) 485-2000

ITEM 5.  Other Events.

On September 26, 2002, Steven J. Saiontz resigned as Chief Executive Officer of LNR Property Corporation (the "Company") since he has become Chairman of Union Bank of Florida and Jeffrey P. Krasnoff, who is the President of the Company, was elected to assume the position of Chief Executive Officer.

The Company issued the following press release:

                  LNR CEO LEAVES TO HEAD UNION BANK OF FLORIDA

MIAMI, September 26, 2002 - LNR Property Corporation (NYSE: LNR), one of the nation's leading real estate investment, finance and management companies, announced that Steven J. Saiontz has resigned as LNR's Chief Executive Officer since he has become Chairman of Union Bank of Florida.

Stuart A. Miller, Chairman of LNR, stated, "Steve has done an exceptional job of heading LNR through its formative years as a public company and helping to position it as an industry leader. The unfortunate passing of Leonard Miller, co-founder of Lennar Corporation and LNR, resulted in a change of family circumstances that necessitates Steve's full time attention be turned to other business matters, including the leadership of Union Bank of which Leonard had been the principal shareholder."

Mr. Miller continued, "Leonard had been ill for an extended period of time and he planned for Steve to assume the role of Chairman at Union Bank after his death. Steve plans on remaining a director of LNR, so we will continue to have the benefit of his invaluable counsel and advice."

Today LNR's Board of Directors officially accepted Mr. Saiontz's resignation effective December 2, 2002, and elected LNR's President Jeffrey Krasnoff to assume the additional position of CEO also as of that date. The Board thanked Mr. Saiontz for his effective leadership of the Company from its beginning.

Mr. Saiontz said, "While I will miss being involved on a day-to-day basis as the CEO of this great company, I have no question that Jeff as well as the other associates at LNR, with whom I have worked side-by-side for many years, will continue the Company's great success. I look forward to remaining active with LNR as a director."

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 1, 2002                    By: /s/ Shelly Rubin
                                             -----------------------------------
                                         Shelly Rubin
                                         Vice President, Chief Financial Officer
                                         (Principal Financial Officer)